UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 5, 2008 (January 24, 2008)

SUNOPTA INC.
(Exact name of registrant as specified in its charter)

Canada	0-9989	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2838 Bovaird Drive West
Brampton, Ontario, L7A 0H2,
Canada
      (Address of Principal Executive Offices)

(905) 455-1990
  (Registrant's telephone number, including area code)

Not Applicable
   (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K/A amends the Form 8-K filed by SunOpta Inc. (the“Company”) with the Securities and Exchange Commission on January 24, 2008 to supplement the disclosure in the original filing as follows:

Item 4.02 -

NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW

As part of the Company’s year end close procedures within the Company’s fruit division, management determined that the costing of inventory, analysis of net realizable value and reconciliation of third party inventories contained certain errors.  Upon discovery of such errors, the Company performed a preliminary manual costing of inventory outside of its operating platform and determined that a writedown of inventory is necessary.  Management has preliminarily determined that a portion of the writedown should have been recognized in previously issued 2007 quarterly reports and that a restatement is required.  As previously reported, the Company and the Audit Committee determined that the interim financial statements for the periods ended March 31, 2007, June 30, 2007 and September 30, 2007, filed on Form 10-Q, can no longer be relied upon.

Management’s preliminary estimate of the total writedown continues to be within the range of $9 to $11 million.  The Company is currently in the process of performing a detailed manual analysis of inventory at this division, however, at this point, the Company is unable to determine the impact of the writedown required within each of the quarters.  The adjustment is expected to reduce inventory, increase cost of sales and reduce net earnings and earnings per share.  Management presently believes that it can complete a detailed analysis no later than March 15, 2008, after which the Company will promptly file amended quarterly reports on Form 10-Q/A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNOPTA INC.

By	/s/ Steven R. Bromley	By	/s/ John Dietrich

	Steven R. Bromley,		John Dietrich,
	President and Chief Executive Officer		Vice President and Chief Financial Officer

Date	February 5th, 2008	Date	February 5th, 2008